Exhibit 99.1

Red Robin Gourmet Burgers Reports Restaurant Revenue Up 16% for the Fiscal First Quarter
Ended April 19, 2015

Greenwood Village, CO – May 19, 2015 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 16 weeks ended April 19, 2015.
First Quarter Financial Highlights

•	First quarter revenues were $394.9 million, an increase of 16.0% over the same period a year ago

•	Comparable restaurant revenue increased 3.1% over the same period a year ago

•
Restaurant-level operating profit, as a percent of restaurant revenue, increased to 23.0% from 22.4% in the same period a year ago (See Schedule II) benefiting approximately 80 basis points from lower health care and workers compensation costs

•	Earnings per diluted share increased 41.5% to $1.16 compared to $0.82 for the same period a year ago

•	Adjusted earnings per diluted share were $1.10, an increase of 34.1% compared to $0.82 for the same period a year ago (See Schedule I)
Net income increased 38.7% to $16.6 million compared to $11.9 million for the same period a year ago. Adjusted net income of $15.6 million excludes an after-tax adjustment for a change in accounting estimate for gift card breakage of $0.9 million or $0.06 per diluted share. See Schedule I for a reconciliation of adjusted net income and earnings per share.
“Our solid first quarter results are a testament to the excellent performance of our restaurant team members combined with Red Robin's food and beverage innovation,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Our initiatives are enabling us to continue taking market share including our Brand Transformation remodels which are generating even stronger guest satisfaction scores.”
Operating Results
Total Company revenues, which include Company-owned restaurant revenue and franchise royalties, increased 16.0% to $394.9 million in the first quarter of 2015 from $340.5 million in the first quarter of 2014. New restaurant openings, including acquisitions and net of closures, contributed $43.5 million of additional revenue, comparable restaurant revenue increased $10.0 million, and other revenue increased $0.9 million. Other revenue included a one-time adjustment of $1.4 million related to a change in estimate of the redemption pattern over which gift card breakage revenue is recorded. This was partially offset by a $0.9 million decrease in franchise royalties related to 36 franchised restaurants that the Company acquired in 2014.
System-wide restaurant revenue (including franchised units) for the first quarter of 2015 totaled $488.1 million, compared to $455.7 million for the first quarter in 2014 at constant currency rates.
Comparable restaurant revenue increased 3.1% in the first quarter of 2015 compared to the prior year. In the first quarter, guest counts increased 1.1%, while average guest check increased 2.0%. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 23.0% in the first quarter of 2015 compared to 22.4% in the first quarter of fiscal year 2014, an improvement of 60 basis points. The improved margin resulted primarily from a 110 basis point decrease in labor costs driven by lower health insurance and workers' compensation claims partially offset by higher rent related to newly opened and acquired restaurants. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant revenue performance

Casual Dining Restaurants (1)	Q1 2015	Q1 2014
Average weekly sales per unit:
Company-owned – Total	$59,207	$58,382
Company-owned – Comparable	$60,289	$58,492
Franchised units (2)	$62,875	$57,568
Total operating weeks:
Company-owned units	6,526	5,718
Franchised units	1,584	2,124
_________________________________________________________

(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 134 and 92 operating weeks in the first quarter of 2015 and 2014

(2)	Calculated at current currency exchange rates
Other Results
Depreciation and amortization costs increased to $23.0 million in the first quarter of 2015 from $18.9 million in the first quarter of 2014. The increased depreciation was primarily related to new restaurants opened and acquired since the first quarter 2014 and restaurants remodeled under the Brand Transformation Initiative.
General and administrative costs were $35.0 million, or 8.9% of total revenues, compared to $32.1 million, or 9.4% of revenues a year ago. The increase of $2.9 million resulted primarily from increased compensation expense, hiring costs, and travel costs.
Selling expenses were $13.1 million, or 3.3% of revenue, in the first quarter of fiscal year 2015, compared to $10.3 million, or 3.0% of revenue, a year ago due to increased spending on media and costs associated with higher gift card sales.
Pre-opening costs were $1.0 million in the first quarter of fiscal year 2015, compared to $2.1 million a year ago. The decrease is due to fewer restaurant openings in 2015 in addition to $0.6 million in acquisition costs included in the first quarter of 2014.
The Company had an effective tax rate of 27.3% in the first quarter of fiscal year 2015, compared to a 27.0% rate in the same period a year ago.
Restaurant Development
As of the end of the first quarter of 2015, there were 408 Company-owned Red Robin® restaurants, 10 Red Robin Burger Works® and 99 franchised Red Robin restaurants for a total of 517 restaurants. In the first quarter of fiscal year 2015, the Company opened one Red Robin restaurant and three Red Robin Burger Works, and closed one Red Robin restaurant.
Under the Brand Transformation Initiative, the Company completed 18 remodels during the first quarter resulting in a total of 122 Red Robin restaurants remodeled to the new brand standards through the first quarter 2015.
Balance Sheet and Liquidity
As of April 19, 2015, the Company had cash and cash equivalents of $21.4 million and total debt of $144.2 million, including $8.3 million of capital lease liabilities. The Company decreased debt by $3.7 million during the first quarter.
Outlook for 2015
Red Robin’s 2015 fiscal year consists of 52 weeks and will end on December 27, 2015.
In fiscal year 2015, the Company expects total revenue growth of 12.0% to 12.5% including comparable restaurant revenue growth of 2.5% to 3.0%. Additionally, the Company plans to open 20 new Red Robin restaurants and five Red Robin Burger Works resulting in operating week growth, inclusive of 2014 acquisitions, of approximately 9.5%.

Capital investments in fiscal year 2015 are expected to be approximately $170 million. In addition to the new restaurant openings, the Company plans to relocate three locations and to remodel approximately 150 Red Robin restaurants as part of its Brand Transformation Initiative.
Restaurant-level operating profit margin in fiscal year 2015 is expected to approach 22.0%.
General and administrative costs are expected to be between $100 million and $101 million, while selling expenses are expected to be approximately 3.3% of sales. Pre-opening expense is expected to be approximately $7.5 million. Depreciation and amortization is projected to be between $78 million and $79 million.
Interest expense is expected to be approximately $4.0 million while the income tax rate in fiscal year 2015 is expected to be approximately 27.5%.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2015 is estimated to be $0.30 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.07, and a change of approximately $145,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its first quarter 2015 results today at 10:00 a.m. ET. The conference call number is (877) 718-5098, or for international callers (719) 325-4796. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, May 26, 2015. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 5686250.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding our strategic initiatives, revenues and profit margins, new restaurant openings (including Red Robin Burger Works) and operating weeks, capital investments including our Brand Transformation Initiative and restaurant remodeling, restaurant relocations, future economic performance, market share, anticipated costs, expenses, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2015” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s marketing strategies and initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 19, 2015	April 20, 2014
Revenues:
Restaurant revenue	$388,509	$334,995
Franchise royalties, fees, and other revenue	6,392	5,489
Total revenues	394,901	340,484

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	97,950	84,220
Labor	124,356	110,921
Other operating	46,584	40,597
Occupancy	30,147	24,282
Depreciation and amortization	23,003	18,886
General and administrative	34,995	32,100
Selling	13,066	10,323
Pre-opening costs and acquisition costs	955	2,113
Total costs and expenses	371,056	323,442

Income from operations	23,845	17,042

Other expense:
Interest expense, net and other	1,060	674

Income before income taxes	22,785	16,368
Provision for income taxes	6,220	4,424
Net income	$16,565	$11,944
Earnings per share:
Basic	$1.18	$0.83
Diluted	$1.16	$0.82
Weighted average shares outstanding:
Basic	14,077	14,352
Diluted	14,275	14,592

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) April 19, 2015	December 28, 2014
Assets:
Current Assets:
Cash and cash equivalents	$21,447	$22,408
Accounts receivable, net	12,612	23,740
Inventories	25,924	25,947
Prepaid expenses and other current assets	19,914	23,160
Deferred tax asset and other	4,478	4,677
Total current assets	84,375	99,932

Property and equipment, net	506,619	496,262
Goodwill	83,194	84,115
Intangible assets, net	41,748	42,479
Other assets, net	19,388	13,101
Total assets	$735,324	$735,889

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$25,180	$28,522
Construction related payables	16,815	15,652
Accrued payroll and payroll related liabilities	42,068	47,362
Unearned revenue	32,643	45,049
Accrued liabilities and other	25,903	27,084
Total current liabilities	142,609	163,669

Deferred rent	59,254	57,341
Long-term debt	135,875	139,375
Long-term portion of capital lease obligations	7,804	7,938
Other non-current liabilities	9,462	7,795
Total liabilities	355,004	376,118

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000 shares authorized; 17,851 and 17,851 shares issued; 14,130 and 14,043 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,721 and 3,808 shares, at cost	(129,222)	(132,252)
Paid-in capital	202,676	200,617
Accumulated other comprehensive loss, net of tax	(3,029)	(1,924)
Retained earnings	309,877	293,312
Total stockholders’ equity	380,320	359,771
Total liabilities and stockholders’ equity	$735,324	$735,889

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 16 weeks ended April 19, 2015 and the 16 weeks ended April 20, 2014, net income and basic and diluted earnings per share, excluding the effects of a change in accounting estimate for gift card breakage. The Company believes that the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 19, 2015	April 20, 2014
Net income as reported	$16,565	$11,944
Change in estimate for gift card breakage	(1,369)	—
Income tax benefit	439	—
Adjusted net income	$15,635	$11,944

Basic net income per share:
Net income as reported	$1.18	$0.83
Change in estimate for gift card breakage	(0.10)	—
Income tax benefit	0.03	$—
Adjusted earnings per share - basic	$1.11	$0.83

Diluted net income per share:
Net income as reported	$1.16	$0.82
Change in estimate for gift card breakage	(0.09)	$—
Income tax benefit	0.03	—
Adjusted earnings per share - diluted	$1.10	$0.82

Weighted average shares outstanding
Basic	14,077	14,352
Diluted	14,275	14,592

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 16 weeks ended April 19, 2015 and the 16 weeks ended April 20, 2014, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Sixteen Weeks Ended
	April 19, 2015		April 20, 2014
Restaurant revenue	$388,509	98.4%	$334,995	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	97,950	25.2%	84,220	25.1%
Labor	124,356	32.0%	110,921	33.1%
Other operating	46,584	12.0%	40,597	12.1%
Occupancy	30,147	7.8%	24,282	7.3%
Restaurant-level operating profit	89,472	23.0%	74,975	22.4%

Add – Franchise royalties, fees, and other revenues	6,392	1.6%	5,489	1.6%
Deduct – other operating:
Depreciation and amortization	23,003	5.8%	18,886	5.6%
General and administrative	34,995	8.9%	32,100	9.4%
Selling	13,066	3.3%	10,323	3.0%
Pre-opening and acquisition costs	955	0.2%	2,113	0.6%
Total other operating	72,019	18.2%	63,422	18.6%

Income from operations	23,845	6.0%	17,042	5.0%

Interest expense, net and other	1,060	0.3%	674	0.2%
Income tax expense	6,220	1.5%	4,424	1.3%
Total other	7,280	1.8%	5,098	1.5%

Net income	$16,565	4.2%	$11,944	3.5%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.